                                                               Exhibit 99.B11


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 1, 1997, relating to the statement of assets and liabilities of Prudential Small-Cap Quantum Fund, Inc. which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement.
We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
New York, NY
August 14, 1997